Exhibit 99.2

CAVALLO ENERGY, LP

STATEMENTS OF DIRECT REVENUES AND DIRECT OPERATING EXPENSES

OF THE PANHANDLE PROPERTIES

INDEX

Page
Report of Independent Registered Public Accounting Firm	2
Statements of Direct Revenues and Direct Operating Expenses of the Panhandle Properties	3
Notes to Statements of Direct Revenues and Direct Operating Expenses of the Panhandle Properties	4

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To Stallion Energy LLC, general partner
Cavallo Energy, LP:

We have audited the accompanying statements of direct revenues and direct operating expenses of the Panhandle Properties for the years ended December 31, 2005, 2004 and 2003. These statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform audits to obtain reasonable assurance about whether the statements are free from material misstatement. The Company has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the statements referred to above present fairly, in all material respects, the direct revenues and direct operating expenses of the Panhandle Properties for the years ended December 31, 2005, 2004 and 2003 in conformity with accounting principles generally accepted in the United States of America.

/s/ Hein & Associates LLP

Houston, Texas
October 3, 2006

CAVALLO ENERGY, LP

STATEMENTS OF DIRECT REVENUES AND DIRECT OPERATING EXPENSES

OF THE PANHANDLE PROPERTIES

(in thousands)

	Year Ended December 31,
	2005	2004	2003

Oil and gas sales	$61,503	$58,142	$49,978
Direct operating expenses	17,197	19,337	19,436
Net revenue	$44,306	$38,805	$30,542

The accompanying notes are an integral part of these statements.

CAVALLO ENERGY, LP

NOTES TO STATEMENTS OF DIRECT REVENUES AND DIRECT OPERATING EXPENSES
OF THE PANHANDLE PROPERTIES

1.         Basis of Preparation:

The accompanying statements of direct revenues and direct operating expenses relate to the oil and gas operations of the Panhandle Properties for the years ended December 31, 2005, 2004 and 2003. The Panhandle Properties were acquired by Cavallo Energy, LP (the “Company”) on October 5, 2005 from J.M. Huber Corporation.

Revenues are recorded when the Company’s share of oil or natural gas and related liquids are sold. Direct operating expenses are recorded when the related liability is incurred. Direct operating expenses include lease operating expenses, ad valorem taxes and production taxes. Depreciation and amortization of oil and gas properties, general and administrative expenses and income taxes have been excluded from direct operating expenses in the accompanying historical statements because the amounts would not be comparable to those resulting from proposed future operations.

2.         Supplemental Information on Oil and Gas Reserves(Unaudited):

Proved oil and gas reserves consist of those estimated quantities of crude oil, natural gas, and natural gas liquids that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions.

The following estimates of proved reserves have been made by independent engineers, based on the net revenue interest purchased by the Company. The estimated net interest in proved reserves is based upon subjective engineering judgments and may be affected by the limitations inherent in such estimation. The process of estimating reserves is subject to continual revision as additional information becomes available as a result of drilling, testing, reservoir studies and production history. There can be no assurance that such estimates will not be materially revised in subsequent periods.

The changes in proved reserves of the Panhandle properties are set forth below:

	Natural Gas (MMcf)	Natural Gas Liquids (MBbls)	Oil (MBbls)

Reserves at January 1, 2003	82,672	17,626	3,073
Production	(4,203)	(975)	(168)
Revisions, extensions and discoveries	—	—	—
Reserves at January 1, 2004	78,469	16,651	2,905
Production	(3,953)	(940)	(152)
Revisions, extensions and discoveries	—	—	—
Reserves at January 1, 2005	74,516	15,711	2,753
Production	(3,137)	(740)	(128)
Revisions, extensions and discoveries	—	—	—
Reserves at January 1, 2006	71,379	14,971	2,625

Proved developed natural gas reserves as of:

January 1, 2006	55,249	MMcf
January 1, 2005	58,386	MMcf
January 1, 2004	62,339	MMcf
January 1, 2003	66,542	MMcf

Proved developed natural gas liquid reserves as of:

January 1, 2006	11,495	MBbls
January 1, 2005	12,235	MBbls
January 1, 2004	13,175	MBbls
January 1, 2003	14,150	MBbls

Proved developed oil reserves as of:

January 1, 2006	2,026	MBbls
January 1, 2005	2,154	MBbls
January 1, 2004	2,306	MBbls
January 1, 2003	2,474	MBbls

The standardized measure of discounted estimated future net cash flows related to proved oil and gas reserves as of December 31, 2005, 2004 and 2003 is as follows:

	Year Ended December 31,
	2005	2004	2003
	(in thousands)
Future cash inflows	$1,514,250	$805,949	$701,338
Future production costs	(373,763)	(390,959)	(410,294)
Future development costs	(26,625)	(29,110)	(35,783)
Future net cash flows	1,113,862	385,880	255,261
10% annual discount per estimated timing of cash flow	(609,557)	(211,171)	(139,690)
Standardized measure of discounted future net cash flow at end of year	$504,305	$174,709	$115,571

The primary changes in the standardized measure of discounted estimated future net cash flows for the years ended December 31, 2005, 2004 and 2003 were as flows:

	Year Ended December 31,
	2005	2004	2003
	(in thousands)
Beginning of period	$174,709	$115,571	$71,537
Sales of oil and gas produced, net of production costs	(44,306)	(38,806)	(30,542)
Effect of change in prices	348,531	73,687	56,667
Accretion of discount	17,471	11,557	7,154
Development costs incurred	2,485	6,673	2,639
Other	5,415	6,027	8,116
End of period	$504,305	$174,709	$115,571

Estimated future cash inflows are computed by applying period-end prices of oil and gas to period-end quantities of proved reserves. Estimated future development and production costs are determined by estimating the expenditures to be incurred in developing and producing the proved oil and gas reserves at the end of the year/period, based on period-end costs and assuming continuation of existing economic conditions.

The assumptions used to compute the standardized measure are those prescribed by the Financial Accounting Standards Board and as such, do not necessarily reflect the Company’s expectations of actual revenues to be derived from those reserves nor their present worth. The limitations inherent in the reserve quantity estimation process are equally applicable to the standardized measure computations since these estimates are the basis for the valuation process.